October 18, 2016

Nadeem Velani (978330)
4721 6 Street SW
Calgary AB
T2S 2N2

Dear Nadeem,

I am pleased to inform you that the Board of Directors has approved your position as Vice-President and Chief Financial Officer and an increase to your compensation package effective October 18, 2016.

Your annual base salary will increase to $415,000. Your target award level under the Short Term Incentive will remain at 60% of your base salary and your Long Term Incentive opportunity will continue to be 115% of your base salary. As a result, the expected value of your total compensation package (base salary, STIP and LTIP) will increase to $1,141,250 annually.

Ownership Guidelines
By September 2021, you are required to achieve an ownership level equivalent to 2 times your annual salary. To help you meet your ownership requirements, the Company has a voluntary incentive deferral program. Annually, you may elect to defer all or a portion of your STIP payment into DSUs up to your ownership level. The Company will provide a 25% match, i.e., one DSU will be awarded for every four DSUs acquired with your STIP deferral. The matched units will only be provided if you are below your ownership level.

Terms of Employment
All other terms and conditions of your employment remain unchanged. Your participation in the Plans mentioned above is governed by the appropriate Plan document, detailing the Plan terms and conditions. These terms and conditions may be revised at any time at the discretion of the Company.

Congratulations Nadeem! CP’s transformation to date has been impressive and I know that you will continue to be a significant contributor to helping us achieve even more in the future.

Sincerely,

/s/ E. Hunter Harrison

E. Hunter Harrison
Chief Executive Officer